                                                                  Exhibit (4)(a)
                                                                    BONUS CREDIT

               PROVIDENTMUTUAL LIFE AND ANNUITY COMPANY OF AMERICA

                         A Stock Life Insurance Company

                                Newark, Delaware

ANNUITANT:       JOHN DOE               CONTRACT DATE:        01/01/2000

CONTRACT NO.:    9000000                MATURITY DATE:        01/01/2055


         In this Contract, Providentmutual Life and Annuity Company of America is referred to as "We," "Us," "Our," or the "Company," "You" and "Your" refer to the Owner of the Contract.

         We agree to pay the benefits as described in this Contract in accordance with its provisions.

                       PLEASE READ THIS CONTRACT CAREFULLY

                    It is a legal contract between You and Us

                      NOTICE OF 10-DAY CANCELLATION PERIOD

         If for any reason You are not satisfied with this Contract, You may return it to Us for cancellation by delivering or mailing it to:

         1. Providentmutual Life and Annuity Company of America, Service Center, 300 Continental Drive, Newark, DE 19713, or

         2.       the agent through whom it was purchased.

         To cancel this Contract, You must return it to Us no later then 10 days after You first receive it. This Contract will be void as of the date We receive Your Contract and Your request for cancellation. We will refund Your Contract Account Value (as of the date the returned Contract is received by Us) minus any Credit Amounts plus any charges that We have deducted from either premium payments or Contract Account Value.

         Signed for Providentmutual Life and Annuity Company of America in Newark, Delaware.


             Secretary                              President

ANNUITY PAYMENTS AND OTHER VALUES PROVIDED BY THIS CONTRACT INCLUDING ANY DEATH BENEFIT THAT MAY BE PAYABLE, WHEN BASED ON THE INVESTMENT PERFORMANCE OF THE VARIABLE ACCOUNT, MAY INCREASE OR DECREASE DAILY AS A FUNCTION OF THE INVESTMENT PERFORMANCE OF SUBACCOUNTS SELECTED BY THE OWNER AND ARE NOT

GUARANTEED AS TO DOLLAR AMOUNT, NO MINIMUM CONTRACT ACCOUNT VALUE IS GUARANTEED EXCEPT FOR ANY AMOUNTS IN THE GUARANTEED ACCOUNT OPTIONS.

               FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT
             FLEXIBLE PREMIUMS AS STATED IN THE GENERAL PROVISIONS.
         CONTRACT ACCOUNT VALUES ARE VARIABLE, EXCEPT FOR AMOUNTS IN THE
                           GUARANTEED ACCOUNT OPTIONS.
                           NON-PARTICIPATING CONTRACT.

  FOR INQUIRIES, INFORMATION AND RESOLUTION OF COMPLAINTS CALL: 1-800-688-5177



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
                          CONTRACT SCHEDULE

OWNER:                    JASON AND JANE DOE

ANNUITANT:                JOHN DOE

DATE OF BIRTH - SEX:      01/01/1965 - MALE         CONTRACT DATE:    01/01/2000

CONTRACT NUMBER:          9000000                   MATURITY DATE:    01/01/2055



INITIAL PREMIUM PAYMENT:                                              $10,000.00


CREDIT AMOUNT PERCENTAGES

              TOTAL PREMIUMS LESS WITHDRAWALS
              (INCLUDING SURRENDER CHARGES)                                  CHARGES
               ---------------------------                                   -------
                  From $10,000 to $24,999                                     1.5%
                  From $25,000 to $98,999                                     3.0%
                  From $100,000 to $499,999                                   4.0%
                  From $500,000 to $999,999                                   4.5%
                  $1,000,000 and more                                         5.0%

MINIMUM REQUIREMENTS:
                  Minimum Withdrawal Amount:                                                          $500
                  Minimum Transfer Amount:                                                            $500
                  Minimum Remaining Amount after Transfer:                                            $500
                  Minimum Remaining Contract Account Value after Withdrawal:                       $10,000

CHARGES AND FEES:

                  Annual Annuity Charge:                                                             1.40%
                  Annual Administrative Fee:                                                       $40.00
                      This fee may be waived if the Contract Account Value,
                      on the date the fee is assessed, is at least $50,000
                  Transfer Processing Fee:                                                         $25.00
                      This fee is waived on the first twelve transfers in a
                      Contract Year



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
                                CONTRACT SCHEDULE

                                   (CONTINUED)

SURRENDER CHARGE:

                     AGE OF EACH PREMIUM PAYMENT IN
                           CONTRACT YEARS                   CHARGE
                           --------------                   ------
                                1                            8.0%
                                2                            8.0%
                                3                            8.0%
                                4                            8.0%
                                5                            8.0%
                                6                            6.5%
                                7                            5.0%
                                8                            3.5%
                                9                            2.0%
                           10 and over                       0.0%

DEATH BENEFIT CHARGE:

THE SAME AMOUNT AS THE SURRENDER CHARGE ABOVE, BUT NOT TO EXCEED THE DOLLAR AMOUNT OF CREDIT AMOUNTS GRANTED UNDER THE CONTRACT DURING THE 12 MONTHS PRECEDING THE OWNER'S DEATH.

RIDERS:

         Renewal Credit Endorsement - Form R2210
         Death Benefit Rider - Form R2547
         Death Benefit Rider - Form R2548
         Amendment of Contract Provisions (For Unisex Contracts) - Form
           PL470.13B
         Qualified Plan Rider - Form PL471
         403(b) Annuity Loan Rider - Form PL515
         Amendment to Qualify Deferred Annuity Contract as a SIMPLE IRA - Form
           PL549
         Amendment to Qualify Deferred Annuity Contract as a SIMPLE Employee
           Pension (SEP) IRA - Form PL550
         Amendment to Qualify Deferred Annuity Contract as an IRA - Form PL553 Amendment to Qualify Deferred Annuity Contract as a TSA Under Section
           403(b) of the IRC - Form PL554


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
                             SECTION 1: DEFINITIONS

         ACCUMULATION UNIT: A unit of measure used to calculate Variable Account Value.

         ACT: Investment Company Act of 1940, as amended.

         ANNUITANT: The person or persons upon whose life (or lives) the Annuity Payments payable under the Contract is determined.

         ANNUITY DATE: The date as of which Surrender Value is applied to a Payment Option. The Annuity Date will be the Maturity Date unless the Owner designates a different date.

         ANNUITY PAYMENT: One of several periodic payments made by Us to the Payee under a Payment Option.

         BENEFICIARY: The person(s) to whom the death benefit will be paid on the death OF an Owner or Annuitant. If the Contract has joint Owners, the surviving joint Owner will be the designated Beneficiary.

         CALCULATED CREDIT AMOUNT: The amount calculated on the first three Contract Anniversaries to determine if an additional Credit Amount will be applied under the Look-back provision of the Credits Section.

         CANCELLATION PERIOD: The period described on the cover page of this Contract during which the Owner may return the Contract for a refund.

         CODE: The Internal Revenue Code of 1986, as amended.

         COMPANY, WE, US OR OUR: Providentmutual Life and Annuity Company of America, a Delaware corporation.

         CONTRACT: This flexible premium deferred variable annuity contract, including any attached endorsements or riders, and the attached copy of the application.

         CONTRACT ANNIVERSARY: The same day and month in each Contract Year as the Contract Date. Contract Years and Months are measured from the Contract Date shown in the Contract Schedule.

         CONTRACT DATE: The date on which We issue the Contract, shown in the Contract Schedule, and upon which the Contract becomes effective, The Contract Date is used to determine Contract Years and Contract Anniversaries.

         CONTRACT ACCOUNT VALUE: The total amount invested under the Contract. It is the sum of Variable Account Value and the Guaranteed Account Value.

         CONTRACT YEAR: A twelve-month period beginning on the Contract Date or on a Contract Anniversary.

         CREDIT AMOUNT: An amount calculated in accordance with the percentages shown in the Contract Schedule as further defined in the Credits Section.

         DUE PROOF OF DEATH: Proof of death satisfactory to Us. Due Proof of Death may consist of the following:

         (a)      A CERTIFIED COPY OF THE DEATH RECORD;

         (b)      A CERTIFIED COPY OF A COURT DECREE RECITING A FINDING OF
                  DEATH; OR

         (c)      ANY OTHER PROOF SATISFACTORY TO US.

         FREE WITHDRAWAL AMOUNT: During the first Contract Year, an amount equal to 10% of the premium payments in the first Contract Year. For all other Contract Years, an amount equal to 10% of the Contract Account Value at the start of that year.

         FUND: Any open-end management investment company or investment portfolio thereof or any unit investment trust or series thereof, in which a Subaccount invests.

         GENERAL ACCOUNT: The assets of the Company other than those allocated to the Variable Account or any other Separate Account of the Company.

         GUARANTEED ACCOUNT OPTION: An allocation option available under the Contract as further defined in the Guaranteed Account Options Section. Amounts allocated to the Guaranteed Account Options are Invested in the General Account.

         GUARANTEED ACCOUNT VALUE: The total amount in all Guaranteed Account Options being used under the Contract.

         HOME OFFICE:  Our office at 300 Continental Drive, Newark, DE  19713.

         MATURITY DATE: The last date as of which Contract Account Value may be applied to purchase a Payment Option. It is the later of the Contract Anniversary on or following the Annuitant's age 90, or 10 years after the Contract Date (unless We consent to a later Maturity Date).

         NET ASSET VALUE: The value per share of any Fund on any Valuation Day. The method of computing the Net Asset Value is described in the prospectus for each Fund.

         NET PREMIUM PAYMENT: Your premium payment less any Premium Tax Charge deducted from the premium payment.

         NOTICE: A notice or request submitted by You in writing or otherwise to Us in a form satisfactory to Us that is signed by the Owner and received at the Service Center.

         OWNER: The person (or persons) who owns (or own) the Contract and who is (are) entitled to exercise all rights and privileges provided in the Contract, also referred to herein as "You" or "Your." The maximum number of joint Owners is two. Provisions, relating to action by the Owner mean, in the case of joint Owners, both Owners acting jointly under procedures acceptable to Us.

         PAYEE: The Person entitled to receive Annuity Payments under the Contract. The Annuitant is the Payee unless the Owner designates a different Person as Payee.

         PAYMENT OPTION: An elected option resulting in a series of periodic payments beginning on the Annuity Date as further defined in the Annuity Provisions and Payment Option Section.

         PROCEEDS: The amount, if any, that We pay when the first of the following events occur: (1) the Maturity Date; (2) the Contract is surrendered;
(3) We receive Due Proof of Death of an Owner; or (4) the election of a Payment Option.

         SEC:  The U.S. Securities and Exchange Commission.

         SEPARATE ACCOUNT: An account of the Company other than the General Account.

         SERVICE CENTER: Any office designated by Us for the receipt of premium payments and processing of Owner requests.

         SUBACCOUNT: A subdivision of the Variable Account the assets of which are invested in a designated Fund.

         SUBACCOUNT VALUE: For this Contract, the amount equal to that part of any Net Premium Payment and Credit Amounts allocated to the Subaccount and any Contract Account Value transferred to that Subaccount, adjusted by any interest income, dividends, net capital gains or losses, realized or unrealized, and decreased by withdrawals (including any applicable Surrender Charges and Premium Tax Charge), charges and any Contract Account Value transferred out of that Subaccount. Subaccount Value is determined by calculating the Accumulation Unit Value as described in the Variable Account Section.

         SURRENDER VALUE: The Contract Account Value less: (1) any applicable Surrender Charges; (2) Premium Tax Charges not previously deducted; and (3) the Annual Administrative Fee.

         VALUATION DAY: For each Subaccount, each day on which the New York Stock Exchange is open for business except for certain holidays listed in the prospectus and days that a Subaccount's corresponding Fund does not value its shares.

         VALUATION PERIOD: The period that starts at the close of regular trading on the New York Stock Exchange and ends at the close of regular trading on next succeeding Valuation Date.

         VARIABLE ACCOUNT:  Providentmutual Variable Annuity Separate Account.

         VARIABLE ACCOUNT VALUE:  The sum of all Subaccount Values.


                          SECTION 2: GENERAL PROVISIONS

         THE CONTRACT: We have issued this Contract in consideration of Your application and Your payment of the Initial Premium Payment. The entire Contract is made up of this Contract, any attached endorsements or riders, and the attached copy of the application. In the absence of fraud, We consider statements made in the application to be representations and not warranties. We will not use any statement in defense of a claim or to void this Contract unless it is contained in the attached application. Only our President, a Vice President or Secretary may modify this Contract or waive any of Our rights or requirements under this Contract. Any modification or waiver must be in writing. No agent may bind Us by making any promise not contained in this Contract.

         INCONTESTABILITY: We will not contest this Contract after it has been in force during the Owner's lifetime for two years from the Contract Date.

         MISSTATEMENT OF AGE OR SEX: If the age or sex has been misstated, We will adjust the benefits We pay under this Contract to the amount that would have been payable at the correct age and sex. If we made any underpayments because of any such misstatement, We shall pay the amount of such underpayment plus interest at an annual effective rate of 3%, immediately to the Payee or Beneficiary in one sum. If We make any overpayment because of a misstatement of age or sex. We shall deduct from current or future payments due under this Contract, the amount of such overpayment plus interest at an annual effective rate of 3%.

         PERIODIC REPORTS: At least annually, or more often as required by law. We will mail to Owners at their last known address a report showing the following items as of a date shown on the report:

         1. THE NUMBER OF ACCUMULATION UNITS CREDITED TO THIS CONTRACT AND THE DOLLAR VALUE OF SUCH UNITS;

         2.       THE CONTRACT ACCOUNT VALUE AND SURRENDER VALUE;

         3. ANY PREMIUM PAYMENTS, WITHDRAWALS, OR SURRENDERS MADE, DEATH BENEFITS PAID AND CHARGES DEDUCTED SINCE THE LAST REPORT; AND

         4.       ANY OTHER INFORMATION REQUIRED BY LAW.

         MODIFICATION:  Upon notice to the Owner, We may modify the Contract to:

         1. CONFORM THE CONTRACT, THE OPERATIONS OF THE COMPANY, OR THE VARIABLE ACCOUNT TO THE REQUIREMENTS OF ANY LAW (OR REGULATION OR PRONOUNCEMENT ISSUED BY A GOVERNMENT AGENCY) TO WHICH THE CONTRACT, THE COMPANY, OR THE VARIABLE ACCOUNT IS SUBJECT;

         2. ASSURE CONTINUED QUALIFICATION OF THE CONTRACT AS AN ANNUITY CONTRACT UNDER THE CODE;

         3. REFLECT A CHANGE (AS PERMITTED IN THIS CONTRACT) IN THE OPERATION OF THE VARIABLE ACCOUNT; OR

         4.       PROVIDE ADDITIONAL SUBACCOUNTS AND/OR GUARANTEED ACCOUNT
                  OPTIONS.

         In the event of any such modification, We may make appropriate endorsements to the Contract.

         NON-PARTICIPATING: This Contract does not participate in the surplus or profits of the Company and We do not pay dividends under this Contract.

         PROTECTION OF PROCEEDS: To the extent permitted by applicable law, no right or benefit payable under this Contract are subject to the claims of creditors except as may be provided in an assignment in a form acceptable to Us. No Beneficiary or Payee may commute, encumber, or alienate any payments under this Contract before they are due.

         DISCHARGE OF LIABILITY: Any payments made by Us under any Payment Option in connection with the payment of any withdrawal, surrender or death benefit, shall discharge Our liability to the extent of each such payment.

         INITIAL PREMIUM PAYMENT: The Initial Premium Payment is shown on the Contract Schedule and is payable on or before the Contract Date.

         SUBSEQUENT PREMIUM PAYMENTS: Owners may make an additional premium payment of at least the minimum amount shown in the current prospectus. Notwithstanding the foregoing, We reserve the right to not accept additional premium payments at any time for any reason.

         PROOF OF AGE, SEX AND SURVIVAL: We reserve the right to require proof of age, sex or survival of any person upon whose age, sex or survival any payments depend. In addition, for life contingent Payment Options, We reserve the right to require proof of the Annuitant's survival before any Annuity Date.

         INSTRUCTIONS AND REQUESTS: All instructions and requests are effective as of the end of the Valuation Period in which We receive them in a form satisfactory to Us, unless the event is scheduled to occur on a later date. We may require that You provide signature guarantees or other safeguards for any instruction, request or document You send to Our Service Center. You acknowledge and agree that We are not liable for any loss, liability, cost or expense of any kind for acting on Instructions or requests submitted to Us that We reasonably believe to be genuine.

                              SECTION 3: OWNERSHIP

         OWNERSHIP: This Contract belongs to the Owner. The Owner, as shown on the Contract Schedule, or as subsequently changed, may exercise all rights under this Contract. Subject to more specific provisions elsewhere herein, these rights include the right to: (1) select or change an Owner; (2) select or change any Beneficiary; (3) select or change the Payee; (4) before the Annuity Date, select or change the Payment Option; (5) before the Annuity Date and Maturity Date, select or change the Annuity Date; (6) allocate Net Premium Payments among and between the Subaccounts and Guaranteed Account Options; and (7) transfer amounts among and between the Subaccounts and Guaranteed Account options.

         ASSIGNMENT: At any time before the Maturity Date the Owner may assign this Contract by Notice. We are not responsible for the validity or sufficiency of any assignment. Your rights and the rights of any Beneficiary or Payee may be affected by an assignment. We are not bound by the assignment until We receive a copy of the assignment at the Service Center.

         CHANGING THE BENEFICIARY OR OWNER: The Owner may change the Beneficiary or Owner by Notice at any time before a death benefit is paid. If, however, the Owner previously irrevocably named a Beneficiary, that Beneficiary's consent in a form acceptable to Us, must be provided to the Service Center before the change is effective. Any change of Beneficiary is effective as of the date Notice and the Beneficiary's consent, if necessary, is received at the Service Center. We are not liable for any payments made under the Contract prior to the effectiveness of any Beneficiary change.

                        SECTION 4: THE VARIABLE ACCOUNT

         VARIABLE ACCOUNT: The Variable Account is registered with the SEC as a unit investment trust under the Act. The Variable Account is also subject to the laws of the State of Delaware.

         Although We own the assets in the Variable Account, these assets are hold separately from Our other assets and are not part of Our General Account. The assets in the Variable Account are used to support the operation of and provide the variable values and benefits for this Contract and similar contracts. The portion of the assets of the Variable Account equal to the reserves and other contract liabilities of the Variable Account are not chargeable with liabilities that arise from any other business that We conduct. We have the right to transfer to Our General Account any assets of the Variable Account that are in excess of such reserves and other liabilities.

         SUBACCOUNTS: The Variable Account consists of Subaccounts. Each Subaccount invests in shares of a corresponding Fund. Shares of a Fund are purchased and redeemed for a

Subaccount at their Net Asset Value. Any amounts of income, dividends and gains distributed from the shares of a Fund are reinvested in additional shares of that Fund at Net Asset Value. Income, gains and losses, realized or unrealized, from the assets allocated to a Subaccount are credited to or charged against that Subaccount without regard to other income, gains or losses of the Company.

         The dollar amounts of values and benefits of this Contract provided by the Variable Account vary as a function of the investment performance of the Fund in which the Subaccount that You have selected invests. We do not guarantee the investment performance of the Funds or Subaccounts. You bear the full investment risk for fluctuations in the Subaccount Value in the Subaccounts You have selected.

         CHANGES TO THE VARIABLE ACCOUNT: Where permitted by applicable law, We may:

         1.       CREATE NEW SEPARATE ACCOUNTS;

         2.       COMBINE SEPARATE ACCOUNTS, INCLUDING THE VARIABLE ACCOUNT;

         3. ADD NOW SUBACCOUNTS TO OR REMOVE EXISTING SUBACCOUNTS FROM THE VARIABLE ACCOUNT OR COMBINE SUBACCOUNTS;

         4. MAKE SUBACCOUNTS (INCLUDING NEW SUBACCOUNTS) AVAILABLE TO SUCH CLASSES OF CONTRACTS OR INSURANCE CONTRACTS AS WE MAY DETERMINE;

         5.       ADD NEW FUNDS OR REMOVE EXISTING FUNDS;

         6.       SUBSTITUTE NEW FUNDS FOR ANY EXISTING FUND;

         7. REREGISTER THE VARIABLE ACCOUNT UNDER THE ACT IF SUCH REGISTRATION IS NO LONGER REQUIRED; AND

         8. OPERATE THE VARIABLE ACCOUNT AS A MANAGEMENT INVESTMENT COMPANY UNDER THE ACT OR AS ANY OTHER FORM PERMITTED BY LAW.

         CHANGE IN INVESTMENT POLICY: The investment policy of a Subaccount may not be changed unless:

         1. THE CHANGE IS APPROVED, IF REQUIRED, BY THE DELAWARE INSURANCE DEPARTMENT; AND

         2. A STATEMENT A OF SUCH APPROVAL IS FILED, IF REQUIRED, WITH THE INSURANCE DEPARTMENT OF THE STATE IN WHICH THIS CONTRACT IS DELIVERED.

         VARIABLE ACCOUNT VALUE: The Variable Account Value is the sum of the Subaccount Values, and reflects the investment experience of the Subaccounts, any Net Premium Payments and Credit Amounts allocated to the Subaccounts, transfers in or out of the

Subaccounts, any charges deducted from the Subaccounts or any withdrawals from the Subaccount. There is no guaranteed minimum Variable Account Value.

         ACCUMULATION UNITS: Net Premium Payments and Credit Amounts allocated to a Subaccount or amounts of Contract Account Value transferred to a Subaccount are converted into Accumulation Units. The number of Accumulation Units credited to a Contract is determined by dividing the dollar amount allocated to each Subaccount by the Accumulation Unit Value for that Subaccount for the Valuation Day as of which the allocation or transfer is invested in the Subaccount. Allocations and transfers to a Subaccount increase the number of Accumulation Units of that Subaccount.

         Certain events or fees reduce the number of Accumulation Units of a Subaccount credited to a Contract which result in the cancellation of an appropriate number of Accumulation Units of that Subaccount including (a) withdrawals or transfers of Subaccount Value from a Subaccount; (b) surrender of the Contract; (c) payment of a death benefit; (d) the application of Variable Account Value to a Payment Option on the Annuity Date; and (e) the deduction of the Annual Administrative Fee or other charges. The number of Accumulation Units cancelled is determined by dividing the dollar amount of each event or fee deducted from each Subaccount by the Accumulation Unit value for that Subaccount for the Valuation Day as of which the event or fee is deducted from the Subaccount.

         ACCUMULATION UNIT VALUE: The Accumulation Unit Value for each Subaccount was set initially when the subaccount began operations. Thereafter, the Accumulation Unit Value at the end of every Valuation Day is the Accumulation Unit Value at the end of the previous Valuation Day multiplied by the Net Investment Factor, as described below. Each Subaccount Value for a Contract is determined on any day by multiplying the number of Accumulation Units attributable to the Contract in that Subaccount by the Accumulation Unit Value for that Subaccount.

         NET INVESTMENT FACTOR: The Net Investment Factor is an index applied to measure the investment performance of a Subaccount from one Valuation Period to the next. The Net Investment Factor for any Subaccount for any Valuation Period is determined by dividing (1) by (2) and subtracting (3) from the result, where:

                  (1)      IS THE RESULT OF:

                           a. THE NET ASSET VALUE OF THE FUND HELD IN THE SUBACCOUNT, DETERMINED AT THE END OF THE CURRENT VALUATION PERIOD; PLUS

                           b. THE PER SHARE AMOUNT OF ANY DIVIDEND OR CAPITAL GAIN DISTRIBUTIONS MADE BY THE FUND HELD IN THE SUBACCOUNT, IF THE "EX-DIVIDEND" DATE OCCURS DURING THE CURRENT VALUATION PERIOD; PLUS OR MINUS

                           c. A PER SHARE CHARGE OR CREDIT FOR ANY TAXES RESERVED FOR, WHICH IS DETERMINED BY US TO HAVE RESULTED FROM THE OPERATIONS OF THE SUBACCOUNT.

                  (2) IS THE NET ASSET VALUE OF THE FUND HOLD IN THE SUBACCOUNT, DETERMINED AT THE END OF THE LAST PRIOR VALUATION PERIOD.

                  (3) IS A DAILY AMOUNT REPRESENTING THE ANNUAL ANNUITY CHARGE DEDUCTED FROM THE SUBACCOUNT ADJUSTED FOR THE NUMBER OF DAYS IN THE VALUATION PERIOD.



                     SECTION 5: GUARANTEED ACCOUNT OPTIONS

         GUARANTEED ACCOUNT OPTIONS: The Guaranteed Account Options are part of Our General Account. The Guaranteed Account Options are not part of and do not depend on the investment performance of the Variable Account. We may offer one or more Guaranteed Account Options under the Contract at any time.

         We credit interest to Contract Account Value allocated to the Guaranteed Account Options at rates We determine. We guarantee that the effective annual interest rate will not be less then 3%. We may credit a higher interest rate under one or more Guaranteed Account Options from time to time.

         We may credit an annual effective rate in excess of 3% for the lesser of: (a) the time remaining for the Guaranteed Account Option selected: or (b) 12 months. Such excess interest rates are declared by Us in advance for each Guaranteed Account Option made available from time to time under the Contract. Generally, We credit different rates of excess interest for different available Guaranteed Account Options. Also, Guaranteed Account Options are generally available only for specific periods of time and certain Guaranteed Account Options may only be available subject to restrictions. At the expiration of any Guaranteed Account Option, We will seek Your instructions as to the reallocation of Guaranteed Account Value from that option. Nevertheless, We reserve the right to allocate such Guaranteed Account Value to another available Guaranteed Account Option if We do not receive Your instructions within a specified time period.

         GUARANTEED ACCOUNT VALUE: We determine Guaranteed Account Value for any Valuation Period before the Annuity Date, separately for each Guaranteed Account Option as: the initial allocation of Net Premium Payments or Credit Amounts to that Option and transfers into the Option, increased by credited interest, and decreased by any transfers out of the Option and charges deducted. For purposes of crediting interest and deducting charges, all Guaranteed Account Options use a last-in, first-out method of accounting for allocations of Net Premium Payments and Credit Amounts and for transfers of Contract Account Value.

                      SECTION 6: ALLOCATIONS AND TRANSFERS

         NET PREMIUM ALLOCATION: In the application, the Owner must select how the initial Net Premium Payment is to be allocated among the Subaccounts and the Guaranteed Account Options.

         We allocate the initial Net Premium Payment to the Subaccounts and the Guaranteed Account Options based on the Premium allocation schedule in Your application.

         You may change the allocation schedule from that shown in the application by providing Notice to Us. Any additional Net Premium Payments and Credit Amounts are allocated in accordance with the allocation schedule in effect when such Net Premium Payments are received at the Service Center, unless it is accompanied by Notice directing a different allocation for that premium payment. The portion of a Net Premium Payment that may be applied to a Subaccount or a Guaranteed Account Option must be a whole percentage.

         TRANSFER PRIVILEGE: Before the Annuity Date, You may transfer all or part of any Subaccount Value to another Subaccount(s) or a Guaranteed Account Option (subject to its availability) or transfer a part of any Guaranteed Account Value to any Subaccount(s), (subject to its availability) subject to these restrictions:

         1. the Minimum Transfer Amount is shown in the Contract Schedule (or, the entire Subaccount Value or amount in any Guaranteed Account Option, if less than the Minimum Transfer Amount); and

         2. a transfer request that would reduce a Subaccount Value or amount remaining in a Guaranteed Account Option below the amount shown on the Contract Schedule is treated as a transfer request for the entire amount in that Subaccount or Guaranteed Account Option; and

         3. additional restrictions on transfers from the Guaranteed Account Options described below.

A Transfer Processing Fee will be deducted from the transferred amount for certain transfers. See "Transfer Processing Fee" below. Transfers are made as of the date that Your request is received at the Service Center.

RESTRICTIONS ON TRANSFERS FROM GUARANTEED ACCOUNT OPTIONS: You may transfer a part of the amount in a Guaranteed Account Option to the Subaccounts, subject to these additional restrictions:

         1. We allow only one transfer, each year and this transfer must be requested within the period that is 30 days before and 30 days after the Contract Anniversary. An unused transfer does not carry over to the next year; and

         2. the maximum transfer amount from any Guaranteed Account Option is 25% of the portion of the Guaranteed Account Value attributable to that Option on the date of transfer, unless the balance after the transfer is less than $500.00,

We will make the transfer on the Contract Anniversary if Your Notice is received prior to the Contract Anniversary; if Your Notice is received after the Contract Anniversary, We will make the transfer as of the date We receive Your Notice at Our Service Center.

TRANSFER PROCESSING FEE: The first twelve transfers during each Contract Year are free. We will assess a Transfer Processing Fee for each transfer in excess of twelve transfers during a Contract Year. The amount of the Transfer Processing Fee is shown on the Contract Schedule. For the purpose of assessing the Transfer Processing Fee, each Notice of transfer is considered to be one transfer, regardless of the number of Subaccounts or Guaranteed Account Options affected by the transfer. The Transfer Processing Fee is deducted from the amount being transferred.

                       SECTION 7: CONTRACT ACCOUNT VALUES

SURRENDER: You may surrender this Contract for its Surrender Value at any time before the Annuity Date. You may elect to have the Surrender Value paid in a single sum or under a Payment Option. The Contract ends when We pay the Surrender Value or apply such sum to a Payment Option. The Surrender Value is determined as of the date We receive Your Notice for surrender and this Contract at Our Service Center.

WITHDRAWALS: You may withdraw part of the Surrender Value at any time before the Annuity Date, subject to these limits:

1.       the minimum withdrawal amount is shown on the Contract Schedule;

2. the maximum withdrawal (including applicable Surrender Charges) is the amount that would leave a minimum remaining Contract Account Value of the amount shown on the Contract Schedule.

We withdraw the amount You request from the Contract Account Value as of the day that We receive Your Notice, and send to You that amount. We then deduct any applicable Surrender Charge and any applicable Premium Tax Charge from the remaining Contract Account Value.

Your Notice must specify the amount to be withdrawn from each Subaccount or Guaranteed Account Option. If the Notice does not specify this information, or if any Subaccount Value or amount in a particular Guaranteed Account Option is inadequate to comply with Your request, We will make the withdrawal based on the proportion that each Subaccount Value and amount allocated to each Guaranteed Account Option bears to the Contract Account Value as of the day of the withdrawal.

TERMINATION: We may terminate this Contract and pay You the Surrender Value if, before the Annuity Date, all of the following simultaneously exist:

         1.       You have not made any premium payment for at least two
                  Contract Years;

         2.       Your Contract Account Value is less than $2,000; and

         3. total premium payments paid less withdrawals (including Surrender Charges) are less than $2,000.

We will mail You a notice of Our intent to terminate this Contract at least six months in advance of such termination. This Contract will automatically terminate an the date specified in the notice unless We receive an additional premium payment before the termination date specified in the notice. This additional premium payment must be for at least the minimum additional premium amount acceptable to Us.

BASIS OF VALUES: Any paid-up annuity, surrender or Death Benefits that may be available are at least equal to the minimum required by law in the jurisdiction in which this Contract is delivered. A detailed statement of the method used to compute the minimum values has been filed, where required, with the insurance officials of the jurisdiction in which this Contract is delivered.

                               SECTION 8: CREDITS

CREDIT AMOUNTS. We will credit your Contract Account Value with an additional Credit Amount, in most circumstances, when a Net Premium Payment is applied to the Contract. The Credit Amount will be applied on the date the Net Premium Payment is received. The Credit Amount is a percentage of the premium payments that You pay and these percentages are shown in the Contract Schedule. The percentage is determined by the total amount of premium payments received on this Contract less the total amount of all withdrawals (including any Surrender Charges). The Credit Amount is calculated by multiplying the percentage (expressed as a decimal) by the excess of (a) over (b), where:

         1.       EQUALS TOTAL PREMIUM PAYMENTS APPLIED UNDER THIS CONTRACT
                       (INCLUDING THE CURRENT PREMIUM PAYMENT) LESS THE TOTAL WITHDRAWALS (INCLUDING ANY SURRENDER CHARGES); AND

         2.       EQUALS THE AMOUNT COMPUTED UNDER (a) ABOVE AT THE TIME THAT
                       THE MOST RECENT PREVIOUS CREDIT CALCULATION WAS MADE THAT RESULTED IN A CREDIT AMOUNT BEING APPLIED.

The Credit Amount is allocated among the Subaccounts and Guaranteed Account Options based on the premium allocation.

LOOK-BACK: On each of the first three Contract Anniversaries, We will determine a Calculated Credit Amount. To the extent that the Calculated Credit Amount exceeds the actual Credit Amounts applied to this Contract, We will increase the Contract Account Value by the amount of such excess and allocate such excess as a Credit Amount based on the premium allocation.

The Calculated Credit Amount is determined by multiplying (1) by (2) where:

         (1) EQUALS THE AMOUNT OF TOTAL PREMIUM PAYMENTS RECEIVED ON THIS CONTRACT LESS THE AMOUNT OF WITHDRAWALS (INCLUDING ANY SURRENDER CHARGES);

         (2) EQUALS THE CREDIT PERCENTAGE (EXPRESSED AS A DECIMAL) AS SHOWN ON THE CONTRACT SCHEDULE FOR THE AMOUNT CALCULATED UNDER (1) ABOVE.


                          SECTION 9: FEES AND CHARGES

SURRENDER CHARGE: The Surrender Charge is equal to the percentage of each premium payment surrendered or withdrawn as specified in the table on the Contract Schedule. The Surrender Charge is separately calculated and applied to each premium payment at any time that the payment is surrendered or withdrawn. No Surrender Charge applies to the portion of the Contract Account Value equal to the Free Withdrawal Amount or to Contract Account Value in excess of aggregate premium payments (less prior withdrawals of premium payments). The Surrender Charge is calculated using the assumption that Contract Account Value is withdrawn in the following order: (1) the Free Withdrawal Amount for the Contract Year; (2) premium payments; and (3) any remaining Contract Account Value. In addition, the Surrender Charge is calculated using the assumption that premium payments are withdrawn on a first-in first-out basis.

The Surrender Charge applicable to each premium payment diminishes as the payment ages. A premium payment ages by Contract Year, such that it is in "year" 1 (on the table in the Contract Schedule) during the Contract Year in which it is received and in "year" 2 throughout the subsequent Contract Year and in "year" 3 throughout the Contract Year after that, etc. In addition, there is no Surrender Charge on or after the Maturity Date.

DEATH BENEFIT CHARGE: In computing the death benefit upon the death of any Owner prior to the Annuity Date, a Death Benefit Charge is deducted. The amount of the Death Benefit Charge is shown on the Contract Schedule. The Free Withdrawal Amount does not apply to the Death Benefit Charge.

ANNUAL ANNUITY CHARGE: We assess an Annual Annuity Charge on a daily basis against the assets of the Variable Account. The amount of the charge is shown on the Contract Schedule.

ANNUAL ADMINISTRATIVE FEE: We will assess the Annual Administrative Fee shown on the Contract Schedule:

         1.       for prior Contract Year, as of the Contract Anniversary; or

         2. for the current Contract Year (a) as of the date of any surrender or (b) as of the Annuity Date.

The fee is deducted from Subaccount Values and Guaranteed Account Options based on the proportion that each bears to the Contract Account Value.

When the Annual Administrative Fee is deducted from Subaccount Values, We will cancel the appropriate number of Accumulation Units. Where the fee is deducted from a Guaranteed Account Option, We will reduce the Guaranteed Account Value by the amount of the fee.

TRANSFER PROCESSING FEE: We will assess a Transfer Processing Fee for each transfer in excess of twelve transfers during a Contract Year. The amount of this fee is shown on the Contract Schedule.

PREMIUM TAX CHARGE: We reserve the right to deduct any premium tax assessed against Us from the Proceeds to the extent that the premium tax has not been recovered from a deduction from premium payments.

OTHER TAXES: If a tax is assessed against the operation of the Variable Account, We reserve the right to adjust the Net Investment Factor to provide for any taxes attributable to the operation of the Variable Account.

CHARGE FOR OPTIONAL BENEFITS: If optional benefits have been added to this Contract, the method and amount of the charges for the optional benefits shall be as specified in the Rider, Endorsement or Contract Schedule.

                        SECTION 10: PAYMENT OF BENEFITS

PAYMENT OF BENEFITS: We usually pay the Proceeds of any surrender, withdrawals, death benefit, or any Annuity Payments within 7 business days after receipt of all applicable Notices and/or Due Proof of Death. However, We can postpone such payments if:

         1. the York Stock Exchange is closed other than customary weekend and holiday closing, or trading on the exchange is restricted as determined by the SEC; or

         2 the SEC permits, by an order, the postponement of payment for the protection of Owners; or

         3. the SEC determines that an emergency exists that would make the disposal of securities held in the Variable Account or the determination of their value not reasonably practicable.

If a recent check or draft has been submitted, We have the right to defer payment of surrenders, withdrawals, Death Benefits, or Annuity Payments until such check or draft has been honored,

We have the right to defer payment of any surrender, withdrawal, or transfer of Guaranteed Account Value for up to six months from the date We receive Your Notice.

INTEREST ON DELAYED PAYMENTS: We will pay interest on the amount of any payment that is delayed pursuant to this section.

This interest will accrue from the date that the payment becomes payable to the date of payment, but not for more than one year, at an annual rate of 3%, or the rate and time required by law, if greater.

                           SECTION 11: DEATH BENEFITS

DEATH BENEFITS ON OR AFTER THE ANNUITY DATE: If an Owner dies on or after the Annuity Date, any surviving joint Owner becomes the sole Owner. If there is no surviving Owner, the Beneficiary becomes the new Owner. If an Owner dies on or after the Annuity Date, any remaining payments must be distributed at least as rapidly as under the Payment Option in effect on the date of such death.

DEATH BENEFIT BEFORE THE ANNUITY DATE:

         1.       DEATH OF AN OWNER:

                  If there are multiple Owners named, the age of the oldest Owner will be used to determine the applicable death benefit. If a sole Owner dies prior to the Annuity Date, We will pay the Beneficiary the death benefit then due. If the sole Owner is not an individual, We will treat the Annuitant as Owner for the purpose of determining when the Owner dies and the Annuitant's age will determine the applicable death benefit payable to the Beneficiary. The sole Owner's estate will be the Beneficiary if no Beneficiary designation is in effect, or if the designated Beneficiary has predeceased the Owner. In the case of a joint Owner dying prior to the Annuity Date, the surviving Owner will be deemed as the Beneficiary.

                  A death benefit is determined as of the date on which Notice and Due Proof of Death and all required claim or other forms are received at the Service Center.

                  The following options are available to the Beneficiary:

                           (1) ELECT TO RECEIVE THE DEATH BENEFIT IN A SINGLE LUMP SUM WITHIN 5 YEARS OF THE DECEASED OWNER'S DEATH; OR

                           (2) ELECT TO RECEIVE THE DEATH BENEFIT PAID UNDER A PAYMENT OPTION PROVIDED THAT: (a) ANNUITY PAYMENTS BEGIN WITHIN 1 YEAR OF THE DECEASED OWNER'S DEATH; AND (b) ANNUITY PAYMENTS ARE MADE IN SUBSTANTIALLY EQUAL INSTALLMENTS OVER THE LIFE OF THE BENEFICIARY OR OVER A PERIOD NOT GREATER THAN THE LIFE EXPECTANCY OF THE BENEFICIARY; OR

                           (3) IF THE BENEFICIARY IS THE SPOUSE OF THE DECEASED OWNER, HE OR SHE MAY BY WRITTEN NOTICE WITHIN ONE YEAR OF THE OWNER'S DEATH, IN LIEU OF RECEIVING THE DEATH BENEFIT ELECT TO CONTINUE THE CONTRACT AS THE NEW OWNER. IF THE SPOUSE SO ELECTS, ALL HIS OR HER RIGHTS AS A BENEFICIARY CEASE AND IF THE DECEASED OWNER WAS ALSO THE ANNUITANT, HE OR SHE WILL BECOME THE ANNUITANT. THE SPOUSE WILL BE DEEMED TO HAVE ELECTED TO CONTINUE THE CONTRACT IF HE OR SHE MAKE NO ELECTION BEFORE THE EXPIRATION OF THE ONE YEAR PERIOD AFTER THE OWNER'S DEATH OR IF HE OR SHE MAKE ANY PREMIUM PAYMENTS UNDER THE CONTRACT.

With regard to a Beneficiary who is not the spouse of the deceased Owner: (a) options (1) and (2) apply even if the Annuitant is alive at the time of the deceased Owner's death; (b) if the new Owner is not a natural person only option
(1) is available; (c) if no election is made within 60 days of the decreased Owner's death option (1) will be deemed to have been elected.

If the Beneficiary dies before the payments required by options (1) or (2) are complete, the entire remaining Contract Account Value must be distributed in a lump sum immediately.

If there is more than one Beneficiary, the foregoing provisions will independently apply to each Beneficiary.

         2.       DEATH OF THE ANNUITANT:

                  On the death of the Annuitant before the Annuity Date, the Owner becomes the new Annuitant if the Owner is an individual. If there is more than one Owner, the youngest Owner will become the Annuitant. If any Owner is not an individual, the death of an Annuitant will be treated as the death of an Owner and the death benefit will be determined as if the Annuitant were the Owner. If the Annuitant is changed and the Owner is not a natural person, the entire interest in the Contract must be distributed to the Owner within 5 years of the change.

         3.       THE DEATH BENEFIT:

If the Owner is less than age 90 on the date of death, the death benefit during the first 9 Contract Years will be equal to the greater of:

         2.       THE CONTRACT ACCOUNT VALUE LESS THE DEATH BENEFIT CHARGE; OR

         3. THE PREMIUMS PAYMENTS PAID REDUCED BY THE AMOUNT OF ALL WITHDRAWALS (INCLUDING ANY APPLICABLE SURRENDER CHARGE)

The death benefit after the first 9 Contract Years will be equal to the greater of:

                  (1)      (a) AS DEFINED ABOVE; OR

                  (2) AS OF THE END OF CONTRACT YEAR 9 THE GREATER OF (b) AS DEFINED ABOVE OR THE CONTRACT ACCOUNT VALUE. THIS AMOUNT IS SUBSEQUENTLY INCREASED BY PREMIUM PAYMENTS AND REDUCED BY AN AMOUNT FOR EACH WITHDRAWAL (DESCRIBED BELOW).

REDUCTION FOR A WITHDRAWAL: When part of the Surrender Value is withdrawn, the withdrawal will reduce the death benefit in the same proportion that the Contract Account Value was reduced on the date of withdrawal. For each withdrawal, the death benefit reduction is calculated by multiplying the death benefit on the date of withdrawal by a fraction, the numerator of which is the amount of the withdrawal including any applicable Surrender Charge and the denominator of which is the Contract Account Value, immediately prior the withdrawal.

If the Owner is at least age 90 on the date of death, the death benefit is equal to the Contract Account Value less the Death Benefit Charge.

Any excess of the death benefit over the Contract Account Value will be allocated to the Subaccounts. and Guaranteed Account Options according to the premium allocation. schedule in effect at the time that the distribution option is chosen or is deemed to have been chosen.

               SECTION 12: ANNUITY PROVISIONS AND PAYMENT OPTIONS

ANNUITY DATE AND MATURITY DATE: The Surrender Value is applied to purchase a Payment Option as of the Annuity Date. The Owner may designate or change the Annuity Date. The latest Annuity Date is the Maturity Date.

ELECTION OF OPTION: The following Payment Options are available to You during Your lifetime. They are also available to the Beneficiary after Your death if You have not selected an option for such Beneficiary.

You may elect to have the Proceeds paid in accordance with any one of the options described below or in any other manner acceptable to us and permissible under applicable law. If no election has been made, the automatic Payment Option shall be Option B. The amount paid under these options is fixed and does not depend on the investment performance of the Variable Account.

OPTION A - LIFE ANNUITY: An income payable during the lifetime of the Annuitant ceasing with the last payment due prior to the death of the Annuitant, according to the Option Table, Life Only column.

OPTION B - LIFE ANNUITY WITH 10 YEARS PERIOD CERTAIN: An income payable during the lifetime of the Annuitant with the guarantee that payments shall be made for a period of not less than 10 years according to the Option Table, 10 Year Period Certain column.

Under Option B, if any Beneficiary dies while receiving payment, the present value of the current dollar amount on the date of death of any remaining guaranteed payments shall be paid in one sum to the executors or administrators of the Beneficiary unless otherwise provided in writing. Calculation of such present value shall be at 3%, which is the rate of interest assumed in computing the amount of Annuity Payments.

OPTION C - ALTERNATIVE INCOME OPTION: In lieu of one of the above options, You may elect to settle Proceeds under an alternative income option acceptable to Us.

GENERAL PROVISIONS. Annuity Payments shall commence and continue subject to the following Provisions:

                  1. We shall issue a supplementary contract stating the terms of payment under the option elected. We may require the return of this Contract to Our Service Center.

                  2. Proof satisfactory to us of the identity, birth date and sex of any Annuitant and that the Annuitant is living.

                  3. Notice is received at least 30 days before the Maturity Date. The requested option must begin at least 30 days after We receive Notice, on or before the Maturity Date, and cannot be the 29th, 30th, or 31st day of a calendar month.

No election of any option may be made under this Contract for any Annuitant unless such election would produce a periodic payment of at least $50 to that Annuitant. If at any time payments to be made become less than $50 each, We shall have the right to change the frequency of payment to such interval as shall result in the payment of at least $50. Subject to this condition, payments may be made annually, semi-annually, quarterly or monthly.

ANNUITY PAYMENT RATES

The annuity payment rates shown in the Option Table are based on the 1983 Table A with interest at the rate of 3% per annum. The amount of each annuity payment will depend on the sex and age of the Annuitant.

                                  Option Table

GUARANTEED AMOUNT OF MONTHLY PAYMENT FOR EACH $1,000 OF ANNUITY VALUE APPLIED

GUARANTEED MONTHLY PAYMENTS                                      GUARANTEED MONTHLY PAYMENTS
-----------------------------------------------------------------------------------------------------------------
     Age of Payee        Life Only    10 Year Period        Age of Payee     Life Only (Option A)  10 Year Period
                         (Option A)   Certain (Option B)                                           Certain (Option B)
------------------------                                   ---------------
   Male        Female                                      Male     Female
-----------------------------------------------------------------------------------------------------------------
                 5*         $2.70           $2.70           45        50            $3.59                 $3.58
                 6          2.71             2.71           46        51             3.63                 3.62
                 7          2.72             2.72           47        52             3.68                 3.67
                 8          2.72             2.73           48        53             3.73                 3.72
                 9          2.73             2.73           49        54             3.78                 3.76

    5*           10         2.74             2.74           50        55             3.83                 3.82
     6           11         2.75             2.75           51        56             3.89                 3.87
     7           12         2.76             2.76           52        57             3.95                 3.93
     8           13         2.77             2.77           53        58             4.01                 3.99
     9           14         2.78             2.78           54        59             4.07                 4.05

    10           15         2.79             2.78           55        60             4.14                 4.11
    11           16         2.80             2.80           56        61             4.21                 4.18
    12           17         2.81             2.81           57        62             4.29                 4.25
    13           18         2.82             2.83           58        63             4.37                 4.33
    14           19         2.83             2.84           59        64             4.46                 4.41

    15           20         2.85             2.85           60        65             4.55                 4.50
    16           21         2.86             2.86           61        66             4.64                 4.58
    17           22         2.87             2.88           62        76             4.75                 4.68
    18           23         2.89             2.89           63        68             4.86                 4.78
    19           24         2.90             2.90           64        69             4.97                 4.88

    20           25         2.92             2.92           65        70             5.09                 4.99
    21           26         2.93             2.93           66        71             5.22                 5.10
    22           27         2.95             2.95           67        72             5.36                 5.21
    23           28         2.96             2.97           68        73             5.51                 5.34
    24           29         2.98             2.98           69        74             5.67                 5.46

    25           30         3.00             3.00           70        75             5.83                 5.60
    26           31         3.02             3.02           71        76             6.01                 5.73
    27           32         3.04             3.04           72        77             6.19                 5.87
    28           33         3.06             3.06           73        78             6.39                 6.02
    29           34         3.08             3.08           74        79             6.60                 6.17

    30           35         3.10             3.10           75        80             6.82                 6.32
    31           36         3.13             3.13           76        81             7.06                 6.48
    32           37         3.15             3.15           77        82             7.31                 6.64
    33           38         3.18             3.18           78        83             7.58                 6.80
    34           39         3.20             3.20           79        84             7.87                 6.97

    35           40         3.23             3.23           80       85**            8.17                 7.13
    36           41         3.26             3.26           81                       8.49                 7.29
    37           42         3.29             3.29           82                       8.83                 7.45
    38           43         3.32             3.32           83                       9.19                 7.61
    39           44         3.35             3.35           84                       9.57                 7.77

    40           45         3.39             3.39          85**                      9.96                 7.92
    41           46         3.42             3.42
    42           47         3.46             3.46
    43           48         3.50             3.50
    44           49         3.54             3.54

*Payment shown applies to all younger ages. **Payment shown applies to all older ages.

The dollar amount of Annuity Payment for any age not shown, any other frequency of payment, or any other income option agreed to by us will be quoted on request.

                                                                    BONUS CREDIT

                   A GUIDE TO THE PROVISIONS OF THIS CONTRACT

                                                                                        BONUS CREDIT
                                                                                        ------------

SECTION 1.  DEFINITIONS............................................................             5

SECTION 2.  GENERAL PROVISIONS.....................................................             8

SECTION 3.  OWNERSHIP..............................................................            10

SECTION 4.  THE VARIABLE ACCOUNT...................................................            10

SECTION 5.  GUARANTEED ACCOUNT OPTIONS.............................................            13

SECTION 6.  ALLOCATIONS AND TRANSFERS..............................................            14

SECTION 7.  CONTRACT ACCOUNT VALUES................................................            15

SECTION 8.  CREDITS................................................................            16

SECTION 9.  FEES AND CHARGES.......................................................            17

SECTION 10. PAYMENT OF BENEFITS....................................................            18

SECTION 11. DEATH BENEFITS.........................................................            19

SECTION 12. ANNUITY PROVISIONS AND PAYMENT OPTIONS.................................            21



A COPY OF THE APPLICATION AND ANY ENDORSEMENTS OR RIDERS ARE INCLUDED BEFORE THE LAST PAGE.

               FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT
             Flexible premiums as stated in the General Provisions. Contract Account Values are variable, except for amounts in the Guaranteed
                                Account Options.
                           Non-participating Contract.

               PROVIDENTMUTUAL LIFE AND ANNUITY COMPANY OF AMERICA
                         A Stock life Insurance Company
                     300 Continental Drive, Newark, DE 19713



                                      -2-